Exhibit 23.1

March 27, 2008

VeruTEK Technologies, Inc.
65 West Dudley Town Road
Suite 100
Bloomfield, CT 06002

Re:
Registration Statement on Form S-8 pertaining to Two Million (2,000,000) Shares of Common Stock, $.001 par value (the “Shares”), pursuant to the VeruTEK Technologies, Inc. 2008 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Nevada corporate counsel to VeruTEK Technologies, Inc., a Nevada corporation (the “Company”), in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on a Registration Statement on Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about April 1, 2008, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as Nevada corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.
Articles of Incorporation for the Company, consisting of Articles of Incorporation filed with the Nevada Secretary of State on February 3, 2004, Certificate of Amendment filed with the Nevada Secretary of State on April 30, 2007, and Articles of Exchange filed with the Nevada Secretary of State on May 15, 2007 (collectively, the “Articles”);

2.	Amended and Restated Bylaws of the Company dated September 24, 2007;

3.	Unanimous Written Consent in lieu of Special Meeting of the Board of Directors dated as of March 27, 2008, authorizing and adopting the Plan (the “Board Consent”);

4.	The Plan;

5.	The Registration Statement;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

VeruTEK Industries, Inc.
March 27, 2008

6.
Officer’s Certificate of Michael F. Vagnini, Senior Vice President and Chief Financial Officer of the Company dated as of March 27, 2008 (the “Officer’s Certificate”), to the effect that, among other things, the Articles, the Bylaws, the Board Consent and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate;

7.	Certificate of Existence for the Company dated March 26, 2008, as issued by the Nevada Secretary of State; and

8.	Such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions and qualifications noted below

In reaching the opinions set forth below, we have assumed the following:

1.	Each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

2.	Each natural person executing any of the Documents is legally competent to do so;

3.
Any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

4.
Upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of the Company’s common stock issued and outstanding, after giving effect to such issuance of Shares, will not exceed the total number of shares of the Company’s common stock that the Company is authorized to issue under the Articles.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

VeruTEK Industries, Inc.
March 27, 2008

Based on our review of the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares are available for issuance pursuant to the Plan and if, as and when the Shares are issued pursuant to awards granted under the terms of the Plan, pursuant, in each case, to due authorization by the Board of Directors, in exchange for the consideration therefor, all in accordance with, and subject to, such authorization by the Board of Directors, the terms and conditions of the Plan and the awards relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Nevada, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Nevada, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Nevada, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP